Exhibit 99.3

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES

AIR LEASE CORPORATION

OFFER TO EXCHANGE

$500,000,000 of 4.500% Senior Notes due 2016
that have been registered under the Securities Act of 1933, as amended, for any and all outstanding 4.500% Senior Notes due 2016

Pursuant to the Prospectus dated                        , 2012

THE EXCHANGE OFFER WILL EXPIRE AT 5.00 P.M., NEW YORK CITY TIME, ON                        , 2013, UNLESS EXTENDED BY AIR LEASE CORPORATION (SUCH DATE, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Air Lease Corporation, a Delaware corporation (the "Company"), is offering to exchange (the "Exchange Offer"), upon the terms and subject to the conditions set forth in the prospectus dated                        , 2012 (the "Prospectus"), and the accompanying Letter of Transmittal (the "Letter of Transmittal"), $500,000,000 aggregate principal amount of its outstanding 4.500% Senior Notes due 2016 (the "Old Notes") for the same principal amount of registered 4.500% Senior Notes due 2016 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The Exchange Offer is being made pursuant to the registration rights agreements that the Company entered into with the initial purchasers of the Old Notes. As set forth in the Prospectus, the terms of the New Notes are substantially identical in all material respects to the Old Notes, except that the New Notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. The Prospectus and the Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus.

        We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  Prospectus dated                        , 2012;

  2.
  The Letter of Transmittal for your use and for the information of your clients;

  3.
  A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if, at or prior to 5:00 p.m., New York City time, on the Expiration Date, certificates for Old Notes are not available, if time will not permit all required documents to reach the Exchange Agent, or if the procedures for book-entry transfer cannot be completed; and

  4.
  A form of letter that may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

        Your prompt action is required. The Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2013, unless extended. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

        To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof), with any required signature guarantees and any other required documents, must be sent to the Exchange Agent and certificates representing the Old Notes must be delivered to the Exchange Agent (or book-entry transfer of the Old Notes must be made into the Exchange Agent's account at DTC), all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

        The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by such brokers, dealers, commercial banks, and trust companies as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as otherwise provided in the Prospectus and the instructions to the Letter of Transmittal. The Company will not pay any fees or commissions to brokers, dealers, commercial banks and trust companies for soliciting tenders of Old Notes pursuant to the Exchange Offer.

        Any inquiries you may have regarding the procedure for tendering Old Notes pursuant to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Deutsche Bank Trust Company Americas, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

        Very truly yours,

        AIR LEASE CORPORATION

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF AIR LEASE CORPORATION OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.